    As filed with the Securities and Exchange Commission on December 27, 2001
                                                      Registration No. 333-71460
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ______________

                        POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                         SBA COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

         Florida                           1700                  65-0716501
(State or Other Jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of Incorporation or        (Classification Code Number)  Identification No.)
      or Organization)

                          5900 Broken Sound Parkway NW
                            Boca Raton, Florida 33487
                                 (561) 995-7670
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                                 ______________

                                Jeffrey A. Stoops
                                    President
                         SBA Communications Corporation
                          5900 Broken Sound Parkway NW
                            Boca Raton, Florida 33487
                                 (561) 995-7670
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                    Copy to:
                          Kara L. MacCullough, Esquire
                       Akerman, Senterfitt & Eidson, P.A.
                         One S.E. 3rd Avenue, 28th Floor
                              Miami, Florida 33131
                              Phone: (305) 374-5600
                               Fax: (305) 374-5095
                                 ______________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement is a combined prospectus and relates to the shares of common stock registered by Registration Statement on Form S-4 (File No. 333-71460) and to the remaining unissued shares of common stock previously registered by Registration Statement on Form S-4 (File No. 333-46730) and constitutes Post-Effective Amendment No. 1 to Form S-4 (File No. 333-71460) and Post-Effective Amendment No. 1 to Form S-4 (File No. 333-46730).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_______________________________________________________________________________

                                   PROSPECTUS

                                6,102,805 Shares


                           [LOGO OF SBA APPEARS HERE]


                         SBA Communications Corporation

                              Class A Common Stock

                                  ____________

     This prospectus registers stock we may offer in connection with acquisitions of wireless communication towers or companies that own towers or provide related services at various locations in the United States from time to time. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A common stock issued will be valued at prices reasonably related to the market price of the Class A common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered.

                                  ____________

     We do not expect to receive any cash proceeds when we issue the Class A common stock offered by this prospectus.
                                  ____________

     Our Class A common stock is listed and traded on The Nasdaq National Market under the symbol "SBAC." The last reported sale price of our Class A common stock on December 26, 2001 was $12.43 per share.

                                  ____________

     Investing in the shares involves risks. See "Risk Factors" beginning on page 5.
                                  ____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                December 27, 2001

                               Table of Contents

About this Prospectus......................................................    1
Risk Factors...............................................................    5
Disclosure Regarding Forward-Looking Statements............................   14
Where You Can Find More Information........................................   16
Information Incorporated by Reference......................................   16
Legal Matters..............................................................   17
Experts....................................................................   17

                              About this Prospectus

     This summary highlights material information about us and this offering. In addition to reading this summary, you should carefully review the "Risk Factors" section of this document beginning on page 5 and review all of our other filings made with the Commission before you consider investing in our Class A common stock.

SBA Communications Corporation

     We are a leading independent owner and operator of wireless communications towers in the United States. We generate revenues from our two primary businesses, site leasing and site development. In our site leasing business, we lease antenna space on towers and other structures that we own or manage for others. The towers that we own have either been built by us at the request of a wireless carrier or built or acquired based on our own initiative. At September 30, 2001, we owned or controlled 3,464 towers and had agreements to acquire 270 towers. We also had carrier directives to build approximately 600 additional towers and had, in various phases of development, over 500 locations which we had internally identified as a desirable location on which to build a tower. In our site development business, we offer wireless service providers assistance in developing their own networks, including designing a network with full signal coverage, identifying and acquiring locations to place their antennas, obtaining zoning approvals, building towers when necessary and installing their antennas. Since our founding in 1989, we have participated in the development of more than 15,000 antenna sites in 49 of the 51 major wireless markets in the United States.

Site Leasing Services

     In 1997, we began aggressively expanding our site leasing business by capitalizing on our nationally recognized site development experience and strong relationships with wireless service providers to take advantage of the trends toward colocation, which is the placement of multiple antennas on one tower, and independent tower ownership. We believe our towers have significant capacity to accommodate additional tenants. The following chart shows the number of towers we built for our own account and the number of towers we acquired during the periods indicated:


                        Year Ended December 31,
                     ---------------------------   Nine Months Ended
                     1997   1998    1999    2000   September 30, 2001
                     ----   ----    ----    ----   ------------------
Towers built           15    310     438     779        524
Towers acquired        36    133     231     448        550

     We believe our history and experience in providing site development services gives us a competitive advantage in choosing the most attractive locations on which to build new towers or buy existing towers, as measured by our success in increasing tower revenues and cash flows. Our same tower revenue growth at September 30, 2001, on the 1,950 towers we owned as of September 30, 2000, was 26%, based on tenant leases signed and revenues annualized as of September 30, 2000 and 2001. Our annualized rate of tenants added per tower, on a broadband equivalent basis, was .44, .47, .52, and .56 for each of the last four quarters. A broadband equivalent basis is calculated by dividing contractual lease payments by $1,500, an industry benchmark for monthly tower rent per tenant.

     Our site leasing revenue comes from a variety of wireless carriers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, Verizon and VoiceStream. Site leasing revenue was $72.9 million for the nine months ended September 30, 2001 and $35.6 million for the nine months ended September 30, 2000. We believe that our site leasing revenues will grow as wireless service providers continue to lease antenna space on our towers and as the number of towers we own or control grows.

     Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. We lease antenna space on:

  . the towers we construct through carrier directives under build-to-suit programs;

  .  existing towers we acquire;

  . the towers we build on locations we have selected which we call "strategic" new tower builds; and

  .  towers we lease, sublease and/or manage for third parties.

     Under a build-to-suit program, we build a tower for a wireless service provider on a location of their direction. We retain ownership of the tower and the exclusive right to co-locate additional tenants on the tower. Many wireless service providers are choosing the build-to-suit option as an alternative to tower ownership, and we believe that this outsourcing trend is likely to continue for the foreseeable future. Our build-to-suit sites come from a variety of wireless carriers, including Alamosa PCS, AT&T Wireless, Cingular, Horizon PCS, Sprint PCS, TeleCorp PCS, Triton PCS and VoiceStream.

     To help maximize the revenue and profit we earn from our capital investment in the towers we own, we have begun to provide services at our tower locations beyond the leasing of antenna space. These services which we provide or may provide in the future include generator provisioning, power provisioning, antenna installation, equipment installation and backhaul, which is the transport of the wireless signals transmitted or received by an antenna to a carrier's network. Some of these services are recurring in nature, and are contracted for by a wireless carrier or other user in a manner similar to the way they lease antenna space.

Site Development Services

     Our site development business consists of two segments, site development consulting and site development construction, through which we provide wireless service providers a full range of end-to-end services. In the consulting segment of our site development business, we offer clients the following services: (1) network pre-design; (2) identification of potential locations for towers and antennas; (3) support in buying or leasing of the location; and (4) assistance in obtaining zoning approvals and permits. In the construction segment of our site development business we provide a number of services, including the following: (1) tower and related site construction; (2) switch construction; (3) antenna installation; and (4) radio equipment installation, optimization and service. We will continue to use our site development expertise to complement our site leasing business and secure additional new tower build opportunities. We have capitalized on our leadership position in the site development business and our strong relationships with wireless service providers to develop our build-to-suit and strategic new tower build programs. For our strategic new tower build activities, we are often able to use our site development activities to identify an area without wireless signal coverage on which to build a tower for the benefit of a current or potential customer.

     We have a diverse range of customers, including cellular, PCS, wireless data and Internet services, paging, SMR and ESMR providers as well as other users of wireless transmission and reception equipment. Our site development customers currently comprise many of the major wireless communications companies, including AT&T Wireless, Cingular, Nextel, Sprint PCS, Verizon and VoiceStream. Site development revenue was $100.9 million for the nine months ended September 30, 2001 and $78.8 million for the nine months ended September 30, 2000. We believe that our site development business will grow with the expected overall growth of wireless and other telecommunications networks. We anticipate that site development construction revenues will continue to exceed site development consulting revenues for the foreseeable future.

                          Principal Executive Offices

     Our principal executive offices are located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487, and our telephone number is (561) 995-7670. We were founded in 1989 and incorporated in Florida in 1997.

                               Acquisition Terms

     This document serves as our prospectus to offer up to 6,102,805 shares of our Class A common stock that we plan to use, from time to time, to acquire wireless communication towers or companies that own towers or provide related services at various locations in the United States. These shares of Class A common stock will be offered by us directly or through our wholly owned subsidiary which received the shares as a capital contribution. The consideration for the acquisition of these assets or equity interests may consist of the assumption of liabilities, issuances of our Class A common stock, and in certain cases, a portion of cash, or any combination of these items.

     It is expected that the terms of acquisitions involving the issuance of the shares of Class A common stock covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A common stock issued will be valued at prices reasonably related to the market price of the Class A common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  Risk Factors

     You should carefully consider the following risks before making an investment decision. These and other risks could materially and adversely affect our business, operating results or financial condition. You should also refer to the other information contained or incorporated by reference in this prospectus, before making an investment decision.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our payment obligations.

     As indicated below, we have and will continue to have a significant amount of indebtedness relative to our equity size.


                                   At December 31, 2000   At September 30, 2001
                                   --------------------   ---------------------
                                                  (in thousands)
     Total indebtedness............      $284,273                $778,672
     Stockholders' equity..........      $538,160                $470,019

     Our substantial indebtedness could have important consequences to you. For example, it could:

  . limit our ability to repay our borrowings under our senior credit facility, our 10 1/4% senior notes and our 12% senior discount notes;

  . limit our ability to fund future working capital, capital expenditures and development costs;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  .  subject us to interest rate risk;

  . place us at a competitive disadvantage to our competitors that are less leveraged; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default.

     Our ability to service our debt obligations will depend on our future operating performance. Based on our outstanding debt as of September 30, 2001, we would require approximately $58.1 million of cash flow from operations to discharge our cash interest obligations for the twelve months ending September 30, 2002. By comparison, for the twelve months ended September 30, 2001, we generated $40.6 million of cash flow from operations. As we borrow under our senior credit facility, the amount of cash flow needed to fund our cash interest obligations will increase. This amount will increase materially in September 2003 once we begin to amortize our $100.0 million term loan under our senior credit facility. In addition, a portion of our current debt is, and a significant portion of our future debt may be, at variable interest rates. Therefore, if interest rates were to materially increase, the amount of interest that we would have to pay on our debt would increase. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing, delaying or eliminating acquisitions of towers or related service companies, delaying tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We may not be able to effect any of these alternative strategies on satisfactory terms, if at all. The implementation of any of these alternative strategies could have a material adverse effect on our growth strategy.

  Our earnings have been insufficient to cover our fixed charges since the issuance of our 12% senior discount notes, treating the non-cash amortization of the original issue discount on the 12% senior discount notes as a fixed charge. This deficiency increased as a result of the issuance of our 10 1/4% senior notes. We expect our earnings to continue to be insufficient to cover our fixed charges for the foreseeable future. We may incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the impact to us of the risks discussed above could intensify.

If demand for wireless communication services decreases, our revenue will be adversely affected.

  Substantially all of our customers to date have been providers of wireless communications services. If demand for wireless communication services decreases, our revenue growth will be, and our revenue may be, adversely affected. Demand for both our site leasing and site development services is dependent on demand for communication sites from wireless service providers, which, in turn, is dependent on the demand for wireless services. A slowdown in the growth of, or reduction in demand, in a particular wireless communication segment could adversely affect the demand for communication sites. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless service providers lease these communication sites depends on a number of factors beyond our control, including:

  .  the level of demand for wireless services;

  . the financial condition and access to capital of wireless service providers;

  . the strategy of wireless service providers with respect to owning or leasing communication sites;

  .  government licensing of broadcast rights; and

  .  changes in telecommunications regulations and general economic conditions.

     In addition, wireless voice service providers frequently enter into roaming agreements with competitors allowing them to use another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Wireless voice service providers may view these roaming agreements or other types of network sharing with each other as a superior alternative to leasing antenna space on communications sites owned or controlled by us. The proliferation of these roaming agreements or any material amount of network sharing could have a material adverse effect on our revenue.

We may not secure as many site leasing tenants as planned.

     If tenant demand for tower space decreases, we may not be able to successfully grow our site leasing business. This may have a material adverse effect on our strategy, revenue growth and ability to service our indebtedness. Our plan for the growth of our site leasing business largely depends on our management's expectations and assumptions concerning future tenant demand for independently-owned towers. Tenant demand includes both the number of tenants and the lease rates they are willing to pay. Because of our substantial indebtedness, we bear a greater risk from lower tenant demand than other tower companies that have towers with more established and higher revenue and cash flow streams. The majority of our towers were constructed within the last three years and therefore have lower revenue and cash flow streams.

     Wireless service providers that own and operate their own towers and several of the independent tower companies generally are substantially larger and have greater financial resources than we do. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

Our debt instruments contain restrictive covenants that could adversely affect our business by limiting flexibility.

     Our senior credit facility and the indentures governing our 10 1/4% senior notes and our 12% senior discount notes each contain certain restrictive covenants. Among other things, these covenants restrict our ability to incur additional indebtedness, sell assets for less than fair market value, pay dividends, redeem outstanding debt or engage in other restricted payments. The senior credit facility also requires us to maintain specified financial ratios, including ratios regarding our consolidated debt coverage, debt service, interest expense and fixed charges for each quarter and satisfy certain financial condition tests including maintaining a minimum consolidated EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those tests. A breach of any of these covenants could result in a default under the senior credit facility and/or the indentures governing our 10 1/4% senior notes and our 12% senior discount notes. Upon the occurrence of certain bankruptcy events, the outstanding principal, together with all accrued interest, will automatically become immediately due and payable. If any other event of default should occur under the senior credit facility, our lenders can elect to declare all amounts of principal outstanding under the senior credit facility, together with all accrued interest, to be immediately due and payable. Either of these events could also result in the triggering of cross-default or cross-acceleration provisions in other instruments, permitting acceleration of the maturity of additional indebtedness. If we were unable to repay amounts that become due under the senior credit facility, our lenders could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the senior credit facility were to be accelerated, our assets may not be sufficient to repay in full the indebtedness. Substantially all of our assets are pledged as security under the senior credit facility.

Our quarterly operating results fluctuate and therefore should not be considered indicative of our long-term results.

     The number of towers we build, the number of tenants we add to our towers and the demand for our site development services fluctuate from quarter to quarter and should not be considered as indicative of long-term results. Numerous factors cause these fluctuations, including:

  . the timing and amount of our customers' network development and capital expenditures;

  . the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers' fiscal years;

  . the number and significance of active customer engagements during a quarter;

  .  delays relating to a project or tenant installation of equipment;

  . seasonal factors, such as weather, vacation days and total business days in a quarter; and

  .  employee hiring.

     Although the demand for our services fluctuates, we incur significant fixed costs, such as maintaining a staff and office space in anticipation of future business. The timing of revenues is difficult to forecast because our sales cycle may be relatively long and may depend on factors such as the size and scope of assignments, budgetary cycles and pressures and general economic conditions. In addition, under lease terms typical in the tower industry, revenue generated by new tenant leases usually commences upon installation of the tenant's equipment on the tower rather than upon execution of the lease, which can be 90 days or more after the execution of the lease.

We may be adversely affected by an economic slowdown.

     Our business may be adversely affected by periods of economic slowdown or recession. During periods of economic slowdown or recession, wireless carriers may be unable to raise sufficient capital to expand their networks or may choose to slow or stop capital expenditures. Any material decline in the availability of capital for our customers may result in a decrease in the demand for tenant space on our towers and for our site development services.

     On August 10, 2001, we announced that we were adjusting our new tower build construction plan and operation to produce 100 to 150 new towers per quarter commencing with the third quarter of 2001, instead of the 200 to 250 new towers per quarter previously built or capable of being built by us. We now expect to build a total of approximately 600 to 700 new towers in 2001 and approximately 400 to 600 in 2002. In connection with this adjustment, we recorded a $24.4 million non-recurring developmental charge in the third quarter of 2001. Included in this charge was a write-off of costs previously reflected on our balance sheet as work in process for certain new tower build sites for which development activity has been abandoned, costs of employee separation for certain employees and costs associated with the closing and consolidation of selected offices that were previously utilized primarily in our new asset development activities. On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. These terrorist acts may adversely affect the already slowing U.S. economy.

We are not profitable and expect to continue to incur losses.

     We are not profitable. The following chart shows the net losses we incurred for the periods indicated:

                         Year Ended December 31,
                         -----------------------              Nine Months Ended
                          1998     1999     2000              September 30, 2001
                          ----     ----     ----              ------------------
                                                 (in millions)
Net losses ............  $19.9    $34.6    $28.9                          $95.4

     Our losses are principally due to significant depreciation, amortization and interest expense. In addition, we recorded a $24.4 million non-recurring developmental charge in the third quarter of 2001. We have not achieved profitability and expect to continue to incur losses for the foreseeable future.

Increased competition to purchase existing towers and to build new towers may negatively affect the success of our growth strategy.

     Increased competition to purchase existing towers and to build new towers may negatively affect the success of our growth strategy. We believe that competition for the opportunity to build new towers will increase and that additional competitors will enter the tower market. Some of these additional competitors have or are expected to have greater financial resources than we do.

     We compete with:

  .  wireless service providers that own and operate their own towers;

  . site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;

  .  other large independent tower companies; and

  .  smaller local independent tower operators

for towers to acquire, for opportunities to build new towers and for sites on which to construct towers.

     Our growth strategy depends in part on our ability to acquire and operate existing towers not built by us to expand our existing tower network. Increased competition for acquisitions may result in fewer acquisition opportunities for us and higher acquisition prices. We regularly explore acquisition opportunities, and we are currently actively negotiating to acquire additional towers. As of September 30, 2001, we had agreements to acquire 270 towers for an aggregate purchase price of $67.8 million or an average acquisition price of approximately $251,000 per tower. These acquisitions are subject to a number of conditions, including our satisfactory review of the financial, legal and physical condition of the covered sites and towers, receipt of third party consents and board approval. There is a significant likelihood that one or more of these acquisitions may not close.

     We may not be able to identify, finance and complete future acquisitions of towers or tower companies on acceptable terms or may not be able to profitably manage and market available space on any towers that we acquire. We may also face challenges in integrating newly acquired towers or tower companies with our operations and may face difficulties in retaining current lessees on newly acquired towers.

If our carrier-directed new tower build projects are unsuccessful in yielding binding agreements or completed towers, our growth strategy or business may be negatively affected.

     If our carrier-directed new tower build projects are unsuccessful in yielding binding agreements or completed towers, our growth strategy or business may be negatively affected. A carrier directive is an indication of interest from a wireless carrier for us to build a tower which we will own, on which they will place their antenna. Upon completion of the tower, the wireless carrier would lease space on the tower. A carrier directive, however, does not require the wireless carrier to actually lease space on the tower. That obligation does not arise until a lease is signed. We generally will not commence construction of a tower on a carrier-directed location until a lease is signed. As of September 30, 2001, we had carrier directives to build approximately 600 towers under build-to-suit programs for wireless service providers. We believe that the majority of these carrier directives will result in new towers built and owned by us and long-term leases for antenna space on such towers. However, there are numerous factors that may prevent carrier directives from resulting in leases, including:

  . FAA, FCC or zoning restrictions that may prevent the building of a communication tower;

  . the results of the review of the business, financial and legal aspects of the transactions conducted by us or our customers;

  .  the lease price; and

  . the ability of the carriers who have awarded a directive to withdraw the directive.

As a result, we cannot assure you as to the percentage of current and future carrier directives that will ultimately result in constructed towers and tenant leases.

We will need to seek additional financing to materially increase our tower portfolio.

     Our business strategy contemplates substantial capital expenditures for the expansion of our tower portfolio. We intend to increase the number of towers we own and lease by agreeing with wireless carriers to assume ownership or control of their existing towers, by pursuing build-to-suit opportunities and by exploring other tower acquisition opportunities. To the extent we are unable to finance our future capital expenditures, we will be unable to achieve our currently contemplated business goals.

     Our cash capital expenditures for the year ended December 31, 2000 were $445.3 million, and for the nine months ended September 30, 2001 were $415.2 million. We currently estimate that we will make approximately $490.0 million to $500.0 million of cash capital expenditures during the year ending December 31, 2001, which will be primarily for the construction and acquisition of towers, tower companies and/or related businesses. Substantially all of these planned capital expenditures are expected to be funded by the remaining proceeds of our $500.0 million 10 1/4% senior note offering completed in February 2001, borrowings under our senior credit facility and cash flow from operations. Cash capital expenditures for fiscal year end 2002 are currently estimated at approximately $130.0 million to $180.0 million. Borrowings under our senior credit facility and cash flows from operations are expected to be sufficient to fund our existing 2002 capital expenditure plan. Thereafter, however, or in the event we exceed our currently anticipated cash capital expenditures by December 31, 2002, we anticipate that we will need to seek additional equity or debt financing to continue to materially increase our tower portfolio. Additional financing may not be available on commercially acceptable terms or at all, and additional debt financing may not be permitted by the terms of our existing indebtedness, including the senior credit facility, our 10 1/4% senior notes and our 12% senior discount notes. Prior to March 1, 2003, interest expense on our 12% senior discount notes will consist solely of non-cash accretion of original issue discount and will not require cash interest payments. After that time, our 12% senior discount notes will have increased to $269.0 million and will require annual cash interest payments of approximately $32.3 million. If we are required to issue additional common equity to finance our capital expenditures, it could be dilutive to our existing shareholders.

Managing our expansion and integrating acquisitions may strain our resources and reduce our cash flow.

     Expanding our business may impose significant strains on our management, operating systems and financial resources. The pursuit and integration of newly constructed towers in addition to future acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to our existing operations.

     From January 1, 2000 to September 30, 2001, our work force increased from approximately 600 to approximately 1,270 employees. This growth has placed, and will likely continue to place, a substantial strain on our administrative, operational and financial resources. In addition, as part of our business strategy, we may acquire complementary businesses such as telecommunications services companies or expand into new businesses. Acquisitions involve a number of potential risks, including the potential loss of customers, and the inability to productively combine disparate company cultures and facilities or manage operating sites in geographically diverse markets. We may not be able to manage our growth successfully. Our management, personnel or operational and financial control systems may not be adequate to support expanded or complementary operations. Any of these inabilities or inadequacies could cause a significant increase in our expenses and reduce our cash flow.

We are subject to numerous regulations that may prevent, delay, or increase the cost of building or operating towers.

     Extensive local, state and federal regulations may prevent, delay or increase the cost of building or operating towers. Before we can build a new tower, either for a wireless communications carrier or for our own account, we must receive approval under local regulations. Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. If we cannot receive local governmental approvals or if it is expensive or time consuming to obtain these approvals, then our results of operations will be negatively impacted.

     Both the FCC and FAA regulate towers and other sites used for wireless communications transmitters and receivers. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

     The construction or modification of communication sites is also subject to the National Environmental Policy Act, which requires additional review of any tower that may have a significant effect upon the quality of the human environment. In addition, the operation of our towers is subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and non-hazardous substances, materials or wastes. Under certain of these environmental laws, we could be held strictly liable for the remediation of hazardous substance contamination at our facilities or at third party waste disposal sites, and could also be held liable for any personal or property damage related to the contamination.

     Our estimates regarding our growth rate and our anticipated financial performance include the costs of complying with these regulations, as they currently exist. If new regulations are introduced or existing regulations are modified it could increase our cost of operations and decrease our cash flow.

We depend on a relatively small number of customers for most of our revenue.

     We derive a significant portion of our revenue from a small number of customers that vary at any given time, particularly in the site development services side of our business. The loss of any significant customer could have a material adverse effect on our revenue.

     Following is a list of significant customers and the percentage of total revenues derived from such customers:


                                          Year Ended December 31,
                                          -----------------------
                                      1999                  2000
                                      ----                  ----
Sprint......................          17.3%                 10.7%
Cingular....................          12.5%             less than 10.0%

                                            Nine Months Ended
                                            September 30, 2001
                                            ------------------
Sprint......................                        11.2%
Nextel......................                        11.0%


          Revenues from these clients are derived from numerous different site leasing contracts and site development contracts. Each site leasing contract relates to the lease of space at an individual tower site and is generally for an initial term of 5 years with five 5-year renewable options. Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer's need for site development services can decrease, and we may not be successful in establishing relationships with new customers. Moreover, our existing customers may not continue to engage us for additional projects.

     The substantial majority of our existing carrier directives under build-to-suit programs are from Alamosa PCS, AT&T Wireless, Horizon PCS, TeleCorp PCS and Triton PCS.

     Due to the long-term expectations of revenue from tenant leases, the tower industry is very sensitive to the creditworthiness of its tenants. Wireless service providers often operate with substantial leverage, and financial problems for our customers could result in uncollected accounts receivable, in the loss of customers and the associated lease revenues, or in a reduced ability of these customers to finance expansion activities. During the past two years, a number of our site leasing customers have filed for bankruptcy. These bankruptcies did not, individually or in the aggregate, have a material adverse effect on our business or revenues, but there can be no assurance that any future bankruptcies would not have such an effect.

Our towers are subject to damage from natural disasters.

          Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to caps and deductibles. We also maintain third party liability insurance to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers could require us to make significant capital expenditures and may have a material adverse effect on our operations.

New technologies may have a material adverse effect on our growth rate and results of operations.

     The emergence of new technologies could reduce the demand for space on our towers. This could have a material adverse effect on our growth rate and results of operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Although these systems are highly capital intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems. In addition, products are currently being developed which may permit multiple wireless carriers to use a single antenna or share other parts of a network, or to increase the range and capacity of an antenna.

Steven E. Bernstein controls the outcome of shareholder votes and therefore disinterested shareholders will not control many corporate governance matters.

     Steven E. Bernstein, our Chairman and Chief Executive Officer, controls 100% of the outstanding shares of Class B common stock. As of October 31, 2001, Mr. Bernstein controlled approximately 56.2% of the total voting power of both classes of our common stock. As a result, Mr. Bernstein has the ability to control the outcome of all matters that are determined by a majority vote of our common shareholders when voting together as a single class. Consequently, disinterested shareholders will not be able to determine who is elected as a director nor the outcome of other corporate governance matters subject to approval by the majority of the outstanding shares.

The loss of the services of certain of our executive officers may negatively affect our business.

     Our success depends to a significant extent upon the continued services of Steven E. Bernstein, our Chairman and Chief Executive Officer, Jeffrey A. Stoops, our President and other key senior executives. The loss of the services of any of Messrs. Bernstein, Stoops or other key senior executives may have a material adverse effect on our business. Mr. Stoops has an employment agreement. We do not have an employment agreement with Mr. Bernstein. Mr. Bernstein's compensation and other terms of employment are determined by the Board of Directors.

If we are unable to attract, retain or manage skilled employees it could have a material adverse effect on our business.

     Our business, particularly site development services, involves the delivery of professional services and is labor-intensive. The loss of a significant number of employees, our inability to hire a sufficient number of qualified employees or adequately develop and motivate the skilled employees we have hired could have a material adverse effect on our business. We compete with other wireless communications firms and other enterprises for employees with the skills required to perform our services. We cannot assure you that we will be able to attract and retain a sufficient number of highly-skilled employees in the future or that we will continue to be successful in training, retaining and motivating employees.

If we commence international operations in the future it could strain our resources and negatively affect our growth strategy and revenue.

     Although we do not currently intend to pursue international opportunities, we may in the future begin operating internationally if we find an opportunity we believe is appropriate to pursue. Initiating international operations may strain our resources and negatively affect our growth strategy and revenue. If we commence international operations, we will be subject to various political, economic and other uncertainties, including:

  .  difficulties and costs of staffing and managing international operations;

  .  different technology standards;

  . fluctuations in currency exchange rates or the implementation of currency exchange controls;

  .  political and economic instability;

  .  unexpected changes in regulatory requirements; and

  .  potentially adverse tax consequences.

     Any of these factors could delay or preclude our ability to generate revenue in any international markets that we may enter. Accordingly, we cannot assure that if we begin international operations our strategies will prove to be effective or that management's goals will be achieved.

Our dependence on our subsidiaries for cash flow may negatively affect our business.

     We are a holding company with no business operations of our own. Our dependence on our subsidiaries for cash flow may have a material adverse effect on our operations. Our only significant asset is, and is expected to be, the outstanding capital stock of our subsidiaries. We conduct, and expect to conduct, all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay our obligations is distributions from our subsidiaries of their net earnings and cash flow. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including servicing their debt obligations, except as necessary to be distributed to us to cover holding company expenses. Even if our subsidiaries determined to make a distribution to us, applicable state law and contractual restrictions, including dividend covenants contained in our new senior credit facility, may restrict or prohibit these dividends or distributions.

Future issuances of our stock may cause dilution.

     As part of the consideration for our acquisitions, we sometimes agree to issue additional shares of Class A common stock if the towers or businesses that we acquire meet or exceed certain earnings or new tower targets in the 1-3 years after they have been acquired. As of September 30, 2001, we had the obligation to issue approximately 2.7 million additional shares of Class A common stock if the earnings targets identified in various acquisition agreements are met.

                Disclosure Regarding Forward-Looking Statements

     This prospectus and the documents that are incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements regarding:

  . the impact of the $24.4 million non-recurring developmental charge we recorded in the third quarter of 2001 on future developmental expense;

  . our strategy to transition the primary focus of our business from site development services toward the site leasing business, including our intent to make strategic acquisitions of towers and related businesses;

  . anticipated trends in the site development industry and its effect on our revenues and profits;

  . our estimates regarding the future development of the site leasing industry and its effect on our site leasing revenues;

  . our plan to continue to construct and acquire tower assets and the resulting effect on our revenues, capital expenditures, expenses and net income;

  . our ability to successfully conclude letters of intent or definitive agreements for newly built towers, acquisitions of existing towers or related businesses and the resulting effect on our financial operations;

  . our estimate of the amount of planned capital expenditures for the years ending December 31, 2001 and 2002 that will be required for the construction or acquisition of towers and related businesses;

  . our expectations regarding the average acquisition cost per tower and our average construction cost per tower; and

  . our intention to fund cash capital expenditures through the end of 2002 from the net remaining proceeds from the sale of the 10 1/4% senior notes, borrowings under our senior credit facility and cash flow from operations.

     These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

  . our ability to access sufficient capital to fund new tower builds and acquisitions;

  . the inability of our clients to access sufficient capital or their unwillingness to expend capital to fund network expansion or enhancements;

  .  our ability to secure as many site leasing tenants as planned;

  . our ability to expand our site leasing business and maintain or expand our site development business;

  . our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions;

  . our ability to identify and acquire new towers and related businesses, including our capability to timely complete a review of the business, financial and legal aspects and obtain third party consents;

  .  our ability to retain current lessees on newly acquired towers;

  .  our ability to realize economies of scale for newly acquired towers;

  . the continued use of towers and dependence on outsourced site development services by the wireless communications industry;

  . our ability to compete effectively for new tower opportunities and site development services in light of increased competition; and

  . our ability to continue to comply with covenants and the terms of our senior credit facility.

                      Where You Can Find More Information

     We file annual, quarterly and special reports and other information with the Commission. You may read our Commission filings over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

                     Information Incorporated by Reference

     The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

     We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:


Commission Filing (File No. 000-30110)                          Period Covered or Date of Filing
--------------------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K..............................  Year ended December 31, 2000
Quarterly Reports on Form 10-Q..........................  Quarters ended March 31, 2001, June 30, 2001 and September 30, 2001
Current Reports on Form 8-K.............................  January 22, 2001, February 1, 2001, April
                                                          19, 2001, May 3, 2001, May 10, 2001, May 10,
                                                          2001, May 16, 2001, July 19, 2001 and August
                                                          10, 2001, November 8, 2001, November 13,
                                                          2001, November 14, 2001 and November 20, 2001
Description of our Class A common stock contained in
 Registration Statement on Form 8-A and any amendment
 or report filed for the purpose of updating such
 description............................................  June 9, 1999
All subsequent documents filed by us under Sections
 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934..  After the date of this prospectus

     You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

                         SBA Communications Corporation
                          5900 Broken Sound Parkway NW
                              Boca Raton, FL 33487
                              Phone: (561) 995-7670
                               Fax:  (561) 998-3448

     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document. You must request the filings no later than five business days before the date you must make your investment decision in order for you to obtain timely delivery of this information.

     You should rely only on the information contained in this prospectus and in the documents incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

                                 Legal Matters

     The validity of the shares of Class A Common Stock being offered hereby will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                    Experts

     The audited consolidated financial statements and schedule of SBA Communications Corporation incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                    Part II

                     Information Not Required In Prospectus

Item 20.   Indemnification of Directors and Officers

     Under Section 607.0831 of the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director; and (2) the director's breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (c) a circumstance under which the liability provisions of s. 607.0834 are applicable; (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Our articles of incorporation provide that we shall, to the fullest extent permitted by applicable law and our by-laws, as amended from time to time, indemnify all of our officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit
Number  Description
------  -----------
5.1* Opinion of Akerman, Senterfitt & Eidson, P.A. regarding the validity of the Class A common stock.

23.1*   Consent of Arthur Andersen LLP.

23.2*   Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5.1).

24.1**  Power of Attorney of certain directors and officers of SBA.

__________
*     Filed herewith.

** Previously filed as set forth on the signature page of the Form S-4 Registration Statement (File No. 333-71460) filed on October 12, 2001.

Item 22. Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes

     (1) as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida on December 27, 2001.



                              SBA COMMUNICATIONS CORPORATION

                              By:  /s/ Jeffrey A. Stoops
                                   ------------------------
                                   Name:  Jeffrey A. Stoops
                                   Title: President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Amendment No. 1 to the registration statements has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Title                        Date
------------------------  ---------------------------------  -------------------

        * Chairman, Chief Executive Officer December 27, 2001 ------------------------ and Director
Steven E. Bernstein


/s/ Jeffrey A. Stoops     President and Director             December 27, 2001
------------------------
Jeffrey A. Stoops


/s/ John Marino           Chief Financial Officer            December 27, 2001
------------------------
John Marino


/s/ John F. Fiedor        Chief Accounting Officer           December 27, 2001
------------------------
John F. Fiedor


        *                 Director                           December 27, 2001
------------------------
Donald B. Hebb, Jr.


        *                 Director                           December 27, 2001
------------------------
C. Kevin Landry


        *                 Director                           December 27, 2001
------------------------
Richard W. Miller


        *                 Director                           December 27, 2001
------------------------
Steven E. Nielsen

* By: /s/ John Marino                                        December 27, 2001
      -------------------
      John Marino
      As Attorney-in-Fact

                                 Exhibit Index


Exhibit
Number  Description
------- -----------
5.1* Opinion of Akerman, Senterfitt & Eidson, P.A. regarding the validity of the Classs A common stock.

23.1*   Consent of Arthur Andersen LLP.

23.2*   Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5.1).

24.1**  Power of Attorney of certain directors and officers of SBA.

----------
*     Filed herewith.

** Previously filed as set forth on the signature page of the Form S-4 Registration Statement (File No. 333-71460) filed on October 12, 2001.